BATTLE FOWLER LLP
                         A LIMITED LIABILITY PARTNERSHIP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000


                                  212-856-7000




                                  June 12, 1997




Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

         Re:  Glickenhaus Value Portfolios,
              The 1997 Equity Collection, Series II
              -------------------------------------

Dear Sirs:

         We have acted as special counsel for Glickenhaus & Co., as Depositor, Sponsor and Principal Underwriter (the "Depositor") of Glickenhaus Value Portfolios, The 1997 Equity Collection, Series II (the "Trust") in connection with the issuance by the Trust of the units of fractional undivided interest (collectively, the "Units") in the Trust. Pursuant to the Trust Agreement referred to below, the Depositor has transferred to the Trust certain securities and contracts to purchase certain securities together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. (All securities to be acquired by the Trust are collectively referred to as the "Securities").

         In connection with our representation, we have examined copies of the following documents relating to the creation of the Trust and the issuance and sale of the Units: (a) the Trust Indenture and Agreement and related Reference Trust Agreement, each of even date herewith, relating to the Trust (the "Trust Agreements") among the Depositor and The Bank of New York, as Trustee; (b) the notification of registration on Form N-8A and the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 333-28105) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and all amendments

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Glickenhaus & Co.
June 12, 1997

thereto (said Registration Statement, as amended by said Amendment(s), being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; and (e) a certificate of an authorized officer or partner of the Depositor with respect to certain factual matters contained therein.

         We have not reviewed the financial statements, compilation of the Securities held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

         In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

         Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

         We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

         Based exclusively on the foregoing, we are of the opinion that under existing law:

         (1) The Trust Agreement has been duly authorized and entered into by an authorized officer or General Partner of the Depositor and is a valid and binding obligation of the Depositor in accordance with its terms.

         (2) The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Depositor and such Certificates, when executed by the Depositor and the Trustee in accordance with the provisions of the Certificates and the Trust Agreement and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Trust Agreement, will conform in all

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Glickenhaus & Co.
June 12, 1997

material respects to the description thereof for the Units as provided in the Trust Agreement and the Registration Statement, and the Units will be fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and the Underwriters named in Schedule A to the Master Agreement Among Underwriters relating to the Trust and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.

         This opinion is intended solely for the benefit of the addressee and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

                                           Very truly yours,



                                           Battle Fowler LLP

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